Exhibit 5.4

[Form of O’Melveny & Myers Opinion]

February [xx], 2009

Sensata Technologies Japan Limited

c/o Sensata Technologies B.V.

Kolthofsingel 8

7602 EM Almelo

The Netherlands

Re:	Registration Statement on Form S-4 (No.333-xxxxx)

Ladies and Gentlemen:

We have acted as special Japanese counsel for Sensata Technologies Japan Limited, a corporation organized under the laws of Japan (the “Guarantor”), in connection with the Guarantor’s guarantee (the “Guarantee”), along with the other guarantors under Article 11 of the Indenture (as defined below), of €141,000,000 in aggregate principal amount of 11.25% Senior Subordinated Notes due 2014 (the “Notes”) to be issued by Sensata Technologies B.V., a Netherlands private company (the “Issuer”), in a registered exchange offer pursuant to the captioned registration statement (such registration statement, as amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on [month date, 2009], under the Securities Act of 1933, as amended (the “Act”). The Notes are to be issued pursuant to that certain Indenture (the “Indenture”), dated as of July 23, 2008, by and among the Issuer, the Guarantor, the other guarantors party thereto, the Bank of New York Mellon and the Bank of New York (Luxembourg) S.A. Pursuant to the Indenture, the Guarantor, along with such other guarantors, will guarantee the obligations of the Issuer under the Notes. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 21(a) of Form S-4 Registration Statement and Item 601(b)(5) of Regulation S-K, under the Act.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. As to all relevant factual matters, we have relied solely upon the Guarantor’s factual representations in the Guarantor’s Certificate, a copy of which is attached hereto as Annex A (the “Guarantor’s Certificate”), without making any independent investigation as to any matters contained in those documents.

Further, we have assumed that, and relied upon the following assumptions, without making any independent investigation:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

(b)	the Indenture is, or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under NY law and all other relevant laws;

(c)	the Indenture was duly executed and delivered by the parties thereto in the form and substance of the draft we have examined;

(d)	the Guarantor has not amended or withdrawn the Resolutions (as such term defined in the Guarantor’s Certificate; hereinafter the same) and such Resolutions remain full force and effect and that the Guarantor has not adopted any resolutions with respect to the transaction contemplated by the Indenture other than the Resolutions;

(e)	except as expressly stated in our opinion below, the representations and warranties made by each party in the Indenture is true, accurate and complete as of the date of this opinion; and

(f)	there are no agreements or understandings by and between or among each of the parties to each of the Indenture which would expand, modify or otherwise affect the terms of the Indenture or the respective rights or obligations of the parties thereunder.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The execution, delivery and performance of the Indenture by the Guarantor have been duly authorized by all necessary corporate action on the part of the Guarantor, and the Indenture has been duly executed and delivered by the Guarantor.

2.	The Guarantor’s performance of its obligations under the Indenture and the Guarantee will not violate any current Japanese law that we have, in the exercise of customary professional diligence, recognized as applicable to the Guarantor or to the transactions of the type contemplated by the Indenture.

Our opinion set forth above is subject to the following qualifications:

A.

We do not purport to have any expertise of any law other than the laws of Japan, and limit this opinion to matters governed by the laws of Japan. Accordingly we express no opinion on any items (including, but not limited to the validity or enforceability of the Indenture) other than the laws of Japan in force on the date hereof or in any jurisdiction other than Japan. We express no opinion as to the laws of any other jurisdiction regarding (i) any applicable securities laws, (ii) any filing requirements or (iii) the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

B.	We do not express any opinion with respect to orders, consents, permits or approvals that may be necessary in connection with the business or operations of the Guarantor. The aforementioned assumption does not apply to any action required to be taken by the Indenture.

C.	We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Indenture because of the nature of your business.

D.	In this opinion, legal concepts under Japanese law are expressed in the English language and not in the original Japanese language. Legal concepts in the English language used herein may or may not correctly express the meanings of the original legal concepts expressed in the original Japanese language, and accordingly, this opinion may be relied upon under the express condition that, should there arise any questions as to the interpretation, or scope of application, of the legal concepts used herein, such concepts shall be governed by and constructed in accordance with Japanese law and the original Japanese language that corresponds to expressions shown herein in the English language. Further, we do not render any opinions as to how judges qualified in any foreign jurisdiction would interpret Japanese legal concepts or expressions.

E.	The opinions set forth above are subject to limitations by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, statutes of limitation, appropriate procedures and the full discretion of the court, which must consider the public order and good morals doctrine as provided in Article 1, Paragraph 3 of the Civil Code, and applicable laws which may affect remedies, including specific performance.

F.	Under the Interest Rate Restriction Law (Law No. 100, 1954), an obligation to pay interest under the Indenture may be held to be unenforceable to the extent that the interest rate exceeds the applicable maximum rate per annum specified with reference to the principal amount; the following are the maximum rates currently provided under the law:

Principal Amount	Interest Rate (%)
Less than JPY 100,000	20
JPY100,000 or more but less than JPY1,000,000	18
JPY1,000,000 or more	15

G.

Under the Interest Rate Restriction Law, an obligation to pay default interest provided under the Indenture may not be enforceable if the amount of such default interest exceeds 1.46 times of the amount calculated in accordance with the maximum rates set forth above. Under Act on Regulation of Receiving of Capital Subscription Deposits and Interest Rates etc. (Law No. 195, 1954), an obligation to pay interest or default interest under the Indenture may be held to be unenforceable to the extent that the interest rate exceeds 29.2% per annum.

H.	We express no opinions on any provision in the Indenture that refers to any provision of the laws, statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

I.	We express no opinion as to the tax laws of Japan or as to any accounting or tax matters.

J.	This opinion is strictly limited to the matters expressly stated herein and shall not be construed as extending by implication to any other matters not specifically opined herein or documents not specifically referred to herein. We express no opinion as to representations and warranties or other information contained in any document, including but not limited to the Indenture, examined by us in rendering this opinion. In addition, we do not express any opinion with respect to orders, consents, permits or approvals that may be necessary in connection with the business or operations of the Guarantor.

K.	Nothing contained in this opinion is intended to be, and is, a guarantee or insurance of any future result (including but not limited to the court decision).

This opinion is furnished by us as special Japanese counsel for the Guarantor and may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you. This is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

We hereby consent to the use of this opinion as an exhibit to the Form S-4 Registration Statement.

Very truly yours,